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                                                             EXHIBIT 8.(g)(2)(i)

                                    RESTATED
                              CUSTODIAN AGREEMENT


         This Agreement, dated this 1st day of March, 1991, between ASSET MANAGEMENT FUND FOR FINANCIAL INSTITUTIONS, INC. (the "Fund"), a Maryland corporation formerly known as Asset Management Fund for Savings Institutions, Inc. and originally known as the Liquidity Fund for Thrifts, Inc., and PROVIDENT NATIONAL BANK ("Provident"), a national banking association;

                                  WITNESSETH:

         WHEREAS, Provident and the Fund wish to restate, without any substantive change, the Custodian Agreement between them dated November 1, 1982 as amended by a letter agreement relating to the Mortgage Securities Performance Portfolio dated January 18, 1984 and further amended by a letter agreement dated August, 1986 relating to the Corporate Bond Portfolio and further amended by an Amendment relating to the "Book Entry System" dated August 28, 1986 and further amended by an amendment dated October 31, 1990 amending Paragraphs 5(b) and 9(a) (the "Custodian Agreement'); and

         WHEREAS, the Fund is registered as an open-end, diversified, management investment company under the Investment Company Act of 1940, as amended ("the 1940 Act"); and

         WHEREAS, the Fund is a series fund with four separate portfolios, these being the Short-Term Liquidity Portfolio, the Intermediate-Term Liquidity Portfolio, the Mortgage Securities Performance Portfolio, and the Corporate Bond Portfolio; and Provident has served
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as custodian for each Portfolio since the inception of each, and the Fund and
Provident intend that it continue to do so;

         NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

         1. Appointment. The Fund hereby appoints Provident to act as custodian of the portfolio securities, cash and other property belonging to the classes of the Fund's Common Stock, $.001 par value ("Fund Shares"), known as the Short-Term Liquidity Portfolio Shares, the Intermediate-Term Liquidity Portfolio Shares, the Mortgage Securities Performance Portfolio Shares and the Corporate Bond Portfolio Shares, for the period and on the terms set forth in this Agreement. Provident accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Paragraph 18 of this Agreement. Provident agrees to comply with all relevant provisions of the 1940 Act and applicable rules and regulations thereunder.
The Fund, at its option, may also appoint Provident to act as custodian of the portfolio securities, cash and other property belonging to any other class of Fund Shares from time to time created, but Provident shall not be required to accept any such appointment. The Fund's four presently authorized classes of Shares, together with any other class or classes of Fund Shares as to which Provident is offered and accepts an appointment hereunder as custodian are hereinafter referred to collectively as "Classes" and individually as a "Class".

         2. Delivery of Documents. The Fund has furnished Provident with copies properly certified or authenticated of each of the following:


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                 (a)      Resolutions of the Fund's Board of Directors
authorizing the appointment of Provident as custodian of the portfolio securities, cash and other property belonging to each Class of the Fund and approving this Agreement;

                 (b) Incumbency and signature certificates identifying and containing the signatures of the Fund's officers and/or other persons authorized to sign Written Instructions, as hereinafter defined, on behalf of the Fund;

                 (c) The Fund's Articles of Incorporation, filed with the Department of Assessments and Taxation of the State of Maryland on July 30, 1982 and all amendments thereto (such Articles of Incorporation, as presently in effect and as they shall from time to time be amended, are herein called the "Charter");

                 (d) The Fund's By-Laws and all amendments thereto (such By-Laws, as presently in effect and as they shall from time to time be amended, are herein called "By-Laws");

                 (e) The Fund's Notification of Registration filed pursuant to Section 8(a) of the 1940 Act on Form N-8A under the 1940 Act as filed with the Securities and Exchange Commission ("SEC") on August 12, 1982;

                 (f) The Fund's Registration Statement on Form N-1 under the Securities Act of 1933, as amended ("the 1933 Act") (File No. 2-78808) and under the 1940 Act as filed with the SEC on August 12, 1982, including all exhibits thereto, relating to Fund Shares and all amendments thereto; and

                 (g) The Fund's most recent prospectus (such prospectus, as presently in effect and all amendments and supplements thereto are herein called the "Prospectus").


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         The Fund will furnish Provident from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing, if any.

         3.      Definitions.

                 (a) "Authorized Person". As used in this Agreement, the term "Authorized Person" means the President, Treasurer and any Vice President of the Fund and any other person, whether or not any such person is an officer or employee of the Fund, duly authorized by the Board of Directors of the Fund to give Oral and Written Instructions on behalf of the Fund and listed on the Certificate annexed hereto as Appendix A or such other Certificate listing persons duly authorized to give Oral and Written Instructions on behalf of the Fund as may be received by Provident from time to time.

                 (b) "Book-Entry System". As used in this Agreement, the term "Book-Entry System" means the Federal Reserve/Treasury book-entry system for United States and federal agency securities, its successor successors and its nominee or nominees, and any book-entry system maintained by a clearing agency registered under Section 17A of the Securities Exchange Act of 1934.

                 (c) "Oral Instructions". As used in this Agreement, the term "Oral Instructions" means verbal instructions actually received by Provident from an Authorized Person or from a person reasonably believed by Provident to be an Authorized Person. The Fund agrees to deliver to Provident, at the time and in the manner specified in Paragraph 8(b) of this Agreement, Written Instructions confirming Oral Instructions.

                 (d) "Property". The term "Property", as used in this Agreement, means:


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                          (i)     any and all securities and other property
         which the Fund may from time to time deposit, or cause to be deposited, with Provident or which Provident may from time to time hold for the Fund;

                          (ii) all income in respect of any such securities or other property;

                          (iii) all proceeds of the sale of any of such securities or other property; and

                          (iv) all proceeds of the sale of securities issued by the Fund, which are received by Provident from time to time from or on behalf of the Fund.

                 (e) "Written Instructions". As used in this Agreement, the term "Written Instructions" means written instructions delivered by mail, tested telegram, cable, telex or facsimile sending device, and received by Provident, signed by two Authorized Persons.

         4. Delivery and Registration of the Property. The Fund will deliver or cause to be delivered to Provident all securities and all monies owned by it, including cash received for the issuance of its Shares, at any time during the period of this Agreement. Provident will not be responsible for such securities and such monies until actually received by it. All securities delivered to Provident (other than in bearer form) shall be registered in the name of the Fund or in the name of a nominee of the Fund or in the name of any nominee of Provident which nominee shall be assigned exclusively to the Fund (with or without indication of fiduciary status) or in the name of any subcustodian or any nominee of any such subcustodian appointed pursuant to Paragraph 6 hereof or shall be properly endorsed and in form for transfer satisfactory to Provident.



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         5.      Receipt and Disbursement of Money.

                 (a) Provident shall open and maintain a separate custodial account or accounts for each of the Classes in the name of the Fund, subject only to draft or order by Provident acting pursuant to the terms of this Agreement, and shall hold in such account or accounts, subject to the provisions hereof, all cash received by it from or for the account of each of the Classes of the Fund. Provident shall make payments of cash to, or for the account of, the Fund from such cash only (i) for the purchase of securities for the Fund's portfolio for each of the Classes as provided in Paragraph 11 hereof; (ii) for the redemption of Fund Shares of each Class; (iii) upon receipt of Written Instructions, for the payment of interest, dividends, taxes, administration, custodial, transfer agency, distribution or advisory fees or expenses which are to be borne by the Fund or by any Class of the Fund under the terms of this Agreement, the Transfer Agency Agreement between Provident Financial Processing Corporation and the Fund, the Plan and Agreement pursuant to Rule 12b-1 between the Sponsor and the Fund, the Investment Advisory Agreement between the Advisor and the Fund, and the Administration Agreement between the Administrator and the Fund; (iv) upon receipt of Written Instructions, for payments in connection with the conversion, exchange or surrender of securities owned or subscribed to by the Fund for each of the Classes and held by or to be delivered to Provident; (v) to a subcustodian pursuant to Paragraph 6 below; or (vi) upon receipt of Written Instructions, for other proper corporate purposes. No payment pursuant to (i) above shall be made unless Provident has received a copy of the broker's or dealer's confirmation or the payee's invoice, as appropriate.



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                 (b)      Provident is hereby authorized to, on a timely basis,
endorse and collect all checks, drafts or other orders for the payment of money received as custodian for the account of each Class of the Fund.

         6.      Receipt of Securities.

                 (a) Except as provided by Paragraph 7 (use of Book-Entry System) hereof, Provident shall hold and physically segregate in a separate account, identifiable at all times from those of any other persons, firms, or corporations, all securities and non-cash property received by it for the account of each Class of the Fund. All such securities and non-cash property are to be held or disposed of by Provident for each Class of the Fund pursuant to the terms of this Agreement. In the absence of Written Instructions accompanied by a certified resolution of the Fund's Board of Directors authorizing the transaction, Provident shall have no power or authority to withdraw, deliver, assign, hypothecate, pledge or otherwise dispose of any such securities and investments, except in accordance with the express terms provided for in this Agreement. In no case may any director, officer, employee or agent of the Fund withdraw any securities. In connection with its duties under this Paragraph 6, Provident may, at its own expense, enter into subcustodian agreements with other banks or trust companies for the receipt of certain securities and cash to be held by Provident for the account of any Class of the Fund pursuant to this Agreement; provided that each such bank or trust company has an aggregate capital, surplus and undivided profits, as shown by its last published report, of not less than twenty million dollars ($20,000,000) and that such bank or trust company agrees with Provident to comply with all relevant provisions of the 1940 Act and applicable rules and regulations thereunder; except in the case of a bank or trust company that is a direct or indirect subsidiary


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or affiliate of PNC Financial Corp, in which case its aggregate capital, surplus and undivided profits shall be not less than one million dollars ($1,000,000). Provident shall remain responsible for the performance of all its duties under this Agreement and shall hold the Fund harmless from the acts and omissions of any bank or trust company that it might choose pursuant to this Paragraph 6.

                 (b) Promptly after the close of business each day, Provident shall furnish the Fund with confirmations and a summary of all transfers to or from the account of each Class of the Fund during said day. Where securities are transferred to an account of any Class of the Fund established pursuant to Paragraph 7 (use of Book-Entry System) hereof, Provident shall also by book entry or otherwise identify as belonging to such Class of the Fund the quantity of securities in a fungible bulk of securities registered in the name of Provident (or its nominee) or shown in Provident's account on the books of the Book-Entry System. At least monthly and from time to time, Provident shall furnish the Fund with a detailed statement of the Property held for each Class of the Fund under this Agreement.

                 (c) Provident shall (i) upon receipt of Written Instructions or (ii) upon receipt of notice from the Fund's investment adviser that a Class of the Fund has entered into a reverse repurchase agreement, establish and maintain a segregated account or accounts on its records for and on behalf of each Class of the Fund, into which account or accounts may be transferred cash and/or securities, including securities maintained in an account by Provident pursuant to Paragraph 7 hereof, (A) for the purposes of compliance by the Fund with the procedures required by Investment Company Act Release No. 10666, or any subsequent release or releases



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of the Securities and Exchange Commission relating to the maintenance of segregated accounts by registered investment companies and (B) for other proper corporate purposes.

         7. Use of Book-Entry System. The Fund shall deliver to Provident a certified resolution of the Board of Directors of the Fund approving, authorizing and instructing Provident on a continuous and on-going basis until instructed to the contrary by Oral or Written Instructions actually received by Provident (i) to deposit in the Book-Entry System all securities of each Class of the Fund eligible for deposit therein and (ii) to utilize the Book-Entry System to the extent possible in connection with settlements of purchases and sales of securities by each Class of the Fund, and deliveries and returns of securities collateral in connection with borrowings. Without limiting the generality of such use, it is agreed that the following provisions shall apply thereto:

                 (a) Securities and any cash of each Class of the Fund deposited in the Book-Entry System will at all times be segregated from any assets and cash controlled by Provident in other than a fiduciary or custodian capacity but may be commingled with other assets held in such capacities. Provident will pay out money only upon receipt of securities and will deliver securities only upon the receipt of money.

                 (b) All books and records maintained by Provident which relate to each Class of the Fund's participation in the Book-Entry System will at all times during Provident's regular business hours be open to the inspection of the Fund's duly authorized employees or agents, and the Fund will be furnished with all information in respect of the services rendered to it as it may require.



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                 (c)      Provident will provide the Fund with copies of any
report obtained by Provident on the system of internal accounting control of the Book-Entry System within ten days after receipt of such a report by Provident. Provident will also provide the Fund with such reports on its own system of internal control as the Fund may reasonably request from time to time.

         8.      Instructions Consistent with Charter, etc.

                 (a) Unless otherwise provided in this Agreement, Provident shall act only upon Oral and Written Instructions. Although Provident may take cognizance of the provisions of the Charter and By-Laws of the Fund, Provident may assume that any Oral or Written Instructions received hereunder are not in any way inconsistent with any provisions of such Charter or By-Laws or any vote, resolution or proceeding of the stockholders, or of the Board of Directors, or of any committee thereof.

                 (b) Provident shall be entitled to rely upon any Oral Instructions and any Written Instructions actually received by Provident pursuant to this Agreement. The Fund agrees to forward to Provident Written Instructions confirming Oral Instructions in such manner that the Written Instructions are received by Provident, whether by hand delivery, telex, facsimile sending device or otherwise, by the close of business of the same day that such Oral Instructions are given to Provident. The Fund agrees that the fact such confirming Written Instructions are not received by Provident shall in no way affect the validity of the transactions or enforceability of the transactions authorized by the Fund by giving Oral Instructions. The Fund agrees that Provident shall incur no liability to the Fund in acting upon Oral Instructions


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given to Provident hereunder concerning such transactions provided such instructions reasonably appear to have been received from an Authorized Person.

         9. Transactions Not Requiring Instructions. In the absence of contrary Written Instructions, Provident is authorized to take the following action:

                 (a) Collection of Income and Other Payments. Provident shall perform the following on a timely basis:

                          (i) collect and receive for the account of each Class of the Fund, all income and other payments and distributions, including (without limitation) interest, stock dividends, rights, warrants and similar items, included or to be included in the Property of such Class, and advise the Fund of such receipt and shall credit such income, as collected, to the Fund's custodian account for such Class;

                          (ii) endorse and deposit for collection, in the name of the Fund, checks, drafts, or other orders for the payment of money on the same day as received;

                          (iii) receive and hold for the account of each Class of the Fund all securities received as a distribution on such Class of the Fund's portfolio securities as a result of a stock dividend, share split-up or reorganization, recapitalization, readjustment or other rearrangement or distribution of rights or similar securities issued with respect to any portfolio securities of such Class of the Fund held by Provident hereunder;

                          (iv) present for payment and collect the amount payable upon all securities which may mature or be called, redeemed, prepaid or retired, or otherwise become payable on the date such securities become payable;



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                          (v)     collect and receive for the account of each
         Class of the Fund, all principal pay downs on mortgage backed securities included or to be included in the Property of such Class and advise the Fund of such receipt and shall credit such principal as is due to the Fund's custodian account for such Class; and

                          (vi) take any action which may be necessary and proper in connection with the collection and receipt of such income and other payments and the endorsement for collection of checks, drafts, and other negotiable instruments and advise the Fund of any delay or failure in connection with the collection, receipt or crediting to the appropriate Fund account of such income and other payments.

                 (b) Miscellaneous Transactions. Provident is authorized to deliver or cause to be delivered Property against payment or other consideration or written receipt therefor in the following cases:

                          (i) for examination by a broker selling for the account of each Class of the Fund in accordance with street delivery custom;

                          (ii) for the exchange of interim receipt or temporary securities for definitive securities; and

                          (iii) for transfer of securities into the name of the Fund or Provident or nominee of either, or for exchange of securities for a different number of bonds, certificates, or other evidence, representing the same aggregate face amount or number of units bearing the same interest rate, maturity date and call provisions, if any; provided that, in any such case, the new securities are to be delivered to Provident.



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


         10. Transactions Requiring Instructions. Upon receipt of Oral or Written Instructions and not otherwise, Provident, directly or through the use of the Book-Entry System, shall:

                 (a) execute and deliver to such persons as may be designated in such Oral or Written Instructions, proxies, consents, authorizations, and any other instruments whereby the authority of the Fund as owner of any securities may be exercised;

                 (b) deliver any securities held for the Fund in exchange for other securities or cash issued or paid in connection with the liquidation, reorganization, refinancing, merger, consolidation or recapitalization of any corporation, or the exercise of any conversion privilege;

                 (c) deliver any securities held for the Fund to any protective committee, reorganization committee or other person in connection with the reorganization, refinancing, merger, consolidation, recapitalization or sale of assets of any corporation, and receive and hold under the terms of this Agreement such certificates of deposit, interim receipt or other instruments or documents as may be issued to it to evidence such delivery;

                 (d) make such transfers or exchanges of the assets of the Fund and take such other steps as shall be stated in said Oral or Written Instructions to be for the purpose of effectuating any duly authorized plan of liquidation, reorganization, merger, consolidation or recapitalization of the Fund; and

                 (e) release securities belonging to the Fund to any bank or trust company for the purpose of pledge or hypothecation to secure any loan incurred by the Fund; provided, however, that securities shall be released only upon payment to Provident of the monies borrowed, except that in cases where additional collateral is required to secure a borrowing already made, subject to proper prior authorization, further securities may be released for that


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purpose; and pay such loan upon redelivery to it of the securities pledged or hypothecated therefor and upon surrender of the note or notes evidencing the loan.

         11. Purchase of Securities. Promptly after each purchase of securities by the Fund, the Fund shall deliver to Provident Oral Instructions specifying with respect to each such purchase: (a) the name of the issuer and the title of the securities, (b) the number of shares of the principal amount purchased and accrued interest, if any, (c) the date of purchase and settlement, (d) the purchase price per unit, (e) the total amount payable upon such purchase, (f) the name of the person from whom or the broker through whom the purchase was made and (g) the Class of the Fund for which the purchase was made. Provident shall upon receipt of securities purchased by or for a Class of the Fund pay out the monies held for the account of such Class of the Fund the total amount payable to the person from whom or the broker through whom the purchase was made, provided that the same conforms to the total amount payable as set forth in such Oral Instructions.

         12. Sales of Securities. Promptly after each sale of securities by the Fund, the Fund shall deliver to Provident Oral Instructions, Specifying with respect to each such sale: (a) the name of the issuer and the title of the security, (b) the number of shares or principal amount sold, and accrued interest, if any, (c) the date of sale, (d) the sale price per unit, (e) the total amount payable to the Fund upon such sale, (f) the name of the broker through whom or the person to whom the sale was made and (g) the Class of the Fund for which the sale was made. Provident shall deliver the securities upon receipt of the total amount payable to the Fund upon such sale, provided that the same conforms to the total amount payable as set forth in such Oral Instructions. Subject to the foregoing, Provident may accept payment in such form as shall be


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satisfactory to it, and may deliver securities and arrange for payment in accordance with the customs prevailing among dealers in securities.

         13.     Records.  Provident shall keep the following records:

                 (a) all original books and records with respect to the Fund's financial books of account for each Class; and

                 (b) records of the Fund's securities transactions for each Class.

         The books and records pertaining to the Fund which are in the possession of Provident shall be the property of the fund. Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable securities laws and rules and regulations. The Fund, or the Fund's authorized representatives, shall have access to such books and records at all times during Provident's normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by Provident to the Fund or the Fund's authorized representative at the Fund's expense.

         14. Reports. Provident shall furnish the Fund the following reports:

                 (a) such periodic and special reports as the Fund may reasonably request;

                 (b) a monthly statement summarizing all transactions and entries for the account of each Class of the Fund;

                 (c) a monthly report of portfolio securities belonging to each Class showing the adjusted average cost of each issue and the market value at the end of such month;

                 (d) a monthly report of the case account of each Class of the Fund showing disbursements; and


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                 (e)      such other information as may be agreed upon from
time to time between the Fund and Provident.

         15. Cooperation with Accountants. Provident shall cooperate with the Fund's independent public accounts and shall take all reasonable action in the performance of its obligations under this Agreement to assure that the necessary information is made available to such accountants for the expression of their unqualified opinion, including but not limited to the opinion included in the Fund's annual report on Form N-SAR or any replacement therefor.

         16.     Right to Receive Advice.

                 (a) Advice of Fund. If Provident shall be in doubt as to any action to be taken or omitted by it, it may request, and shall receive, from the Fund directions or advice, including Oral or Written Instructions where appropriate.

                 (b) Advice of Counsel. If Provident shall be in any doubt as to any question of law involved in any action to be taken or omitted by Provident, it may request advice at its own cost from counsel of its own choosing (who may be counsel for the Investment Advisor, the Fund or Provident, at the option of Provident).

                 (c) Conflicting Advice. In case of conflict between directions, advice or Oral or Written Instructions received by Provident pursuant to subparagraph (a) of this paragraph and advice received by Provident pursuant to subparagraph (b) of this paragraph, Provident shall be entitled to rely on and follow the advice received pursuant to the latter provision alone.

                 (d) Protection of Provident. Provident shall be protected in any action or inaction which it takes in reliance on any directions, advice or Oral or Written Instructions received pursuant to subparagraphs (a) or (b) of this paragraph which Provident, after receipt


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

of any such directions, advice or Oral or Written Instructions, in good faith believes to be consistent with such directions, advice or Oral or Written Instructions, as the case may be. However, nothing in this paragraph shall be construed as imposing upon Provident any obligation (i) to seek such directions, advice or Oral or Written Instructions, or (ii) to act in accordance with such directions, advice or Oral or Written Instructions when received, unless, under the terms of another provision of this Agreement, the same is a condition to Provident's properly taking or omitting to take such action. Nothing in this subsection shall excuse Provident when an action or omission on the part of Provident constitutes willful misfeasance, bad faith, gross negligence or reckless disregard by Provident of its duties under this Agreement.

         17. Compliance with Governmental Rules and Regulations. The Fund assumes full responsibility for insuring that the contents of each prospectus of the Fund complies with all applicable requirements of the 1933 Act, the 1940 Act, and any laws, rules and regulations of governmental authorities having jurisdiction.

         18. Compensation. As compensation for the services rendered by Provident during the term of this Agreement, except for the Mortgage Securities Performance Portfolio, the Fund will pay to Provident monthly fees equal to
 .025% per year of the first $100 million of each Class of the Fund's average gross assets for such year (based on the average of the assets included in such Class's net asset value on each day in such month that such value is calculated), plus .020% per year of the next $400 million of such Class's average gross assets for such year, plus .015% per year of the net $500 million of such Class's average gross assets for such year, plus .012% of the next $1 billion of such Class's average gross assets for such year, plus .010% of the next $2 billion of such Class's average gross assets for such year. For the Mortgage


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Securities Performance Portfolio, the fee at each asset level shall be twice the rate set forth above.

         19. Indemnification. The Fund, as sole owner of the Property, agrees to indemnify and hold harmless Provident and its nominees from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, liabilities arising under the 1933 Act, the Securities Exchange Act of 1934, the 1940 Act, and any state and foreign securities and the blue sky laws, all as or to be amended from time to time) and expenses, including (without limitation) attorneys' fees and disbursements, arising directly or indirectly (a) from the fact that securities included in the Property are registered in the name of any such nominee or (b) without limiting the generality of the foregoing clause (a) from any action or thing which Provident takes or does or omits to take or do (i) at the request or on the direction of or in reliance on the advice of the Fund or (ii) upon Oral or Written Instructions, provided, that neither Provident nor any of its nominees shall be indemnified against any liability to the Fund or to its stockholders (or any expenses incident to such liability) arising out of (A) Provident's or such nominee's own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties under this Agreement or (B) Provident's or such nominee's own negligent failure to perform its duties under this Agreement. In the event of any advance of cash for any purpose made by Provident resulting from orders or Oral or Written Instructions of the Fund, or in the event that Provident or its nominee shall incur or be assessed any taxes, charges, expenses, assessments, claims or liabilities in connection with the performance of this Agreement, except such as may arise from its or its nominee's own negligent action, negligent failure to act or willful misconduct, any Property at any time held for the account of the Fund shall be security therefor.


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


         20. Responsibility of Provident. Provident shall be under no duty to take any action on behalf of the Fund except as specifically set forth herein or as may be specifically agreed to by Provident in writing. In the performance of its duties hereunder, Provident shall be obligated to exercise care and diligence and to act in good faith and to use its best efforts within reasonable limits to insure that accuracy of all services performed under this Agreement, but Provident shall not be liable for any act or omission which does not constitute willful misfeasance, bad faith or gross negligence on the part of Provident or reckless disregard by Provident of its duties under this Agreement, provided that Provident shall be responsible for its own negligent failure to perform its duties under this Agreement. Without limiting the generality of the foregoing or of any other provision of this Agreement, Provident in connection with its duties under this Agreement shall not be under any duty or obligation to inquire into and shall not be liable for or in respect of (a) the validity or invalidity or authority or lack thereof of any Oral or Written Instruction, notice or other instrument which conforms to the applicable requirements of this Agreement, if any, and which Provident reasonable believes to be genuine; (b) the validity or invalidity of the issuance of any securities included or to be included in the Property belonging to either Class, the legality or illegality of the purchase off such securities, or the propriety or impropriety of the amount paid therefor; (c) the legality or illegality of the sale (or exchange) of any Property belonging to either Class or the propriety or impropriety of the amount for which such Property is sold (or exchanged); or (d) delays or errors or loss of data occurring by reason of circumstances beyond Provident's control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation,


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

communication or power supply, nor shall Provident be under any duty or obligation to ascertain whether any Property belonging to either Class at any time delivered to or held by Provident may properly be held by or for the Fund.

         Certain of Provident's obligations hereunder may be delegated to or performed by subsidiaries or affiliates of Provident, provided, however that any such delegation shall not relieve Provident of its responsibilities hereunder.

         21. Collections. All collections of monies or other property in respect, or which are to become part, of the Property (but not the safekeeping thereof upon receipt by Provident) shall be at the sole risk of the Fund. In any case in which Provident does not receive any payment due the Fund within a reasonable time after Provident has made proper demands for the same, it shall so notify the Fund in writing, including copies of all demand letters, any written responses thereto, and memoranda of all oral responses thereto and to telephonic demands, and await instructions from the Fund. Provident shall not be obliged to take legal action for collection unless and until reasonably indemnified to its satisfaction. Provident shall also notify the Fund as soon as reasonably practicable whenever income due on securities is not collected in due course.

         22. Duration and Termination. This Agreement shall continue with respect to each Class of the Fund until termination by the Fund or Provident on 60 days' written notice. Upon any termination of this Agreement with respect to a Class of the Fund, pending appointment of a successor to Provident or vote of the stockholders of such Class to dissolve or to function without a custodian of its cash, securities or other property, Provident shall not deliver cash, securities or other property belonging to such Class to the Fund, but may deliver them to a bank or trust company of its own selection, having an aggregate capital, surplus and undivided profits, as shown by its last published report of not less than twenty million dollars ($20,000,000) as a custodian for such Class of the Fund to be held under terms similar to those of this Agreement, provided, however, that Provident shall not be required to make any such delivery or payment until further payment shall have been made by such Class of the Fund of all liabilities constituting a charge on or against the properties belonging to such Class of the Fund then held by Provident or on or against Provident and until full payment shall have been made to Provident of all of its fees, compensation, costs and expenses, subject to the provisions of Paragraph 18 of this Agreement.

         23. Notices. All notices and other communications, including Written Instructions (collectively referred to as "Notice" or "Notices" in this paragraph), hereunder shall be in writing or by confirming telegram, cable, telex or facsimile sending device. Notices shall be addressed (a) if to Provident at Provident's address, 17th and Chestnut Streets, Philadelphia, Pennsylvania 19101, marked for the attention of the Custodian Services Department (or its successor); (b) it to the Fund, at the address of the Fund; or (c) if to neither of the foregoing, at such other address as shall have been notified to the sender of any such Notice or other communication. If the location of the sender of a Notice and the address of the addressee thereof are, at the time of sending, more than 100 miles apart, the Notice may be sent by first-class mail, in which case it shall be deemed to have been given three days after it is sent, or if sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately, and, if the location of the sender of a Notice and the address of the addresses thereof are, at the time of sending, not more than 100 miles apart, the Notice may be sent by first-class mail, in which case it shall be deemed to have been given two days after it is sent, or if sent by messenger, it shall be deemed to have been given on the day it is delivered, or if sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. All postage, cable, telegram, telex and facsimile sending device charges arising from the sending of a Notice hereunder shall be paid by the sender.

         24. Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

         25. Amendments. This Agreement or any part hereof may be changed or waived only by an instrument in writing signed by the party against which enforcement of such change or waiver is sought.

         26. Assignment. This Agreement and the performance hereunder may not be assigned by Provident without the Fund's consent except that it may be so assigned to an affiliate or wholly-owned subsidiary of it, Provident National Corporation or PNC Financial Corp upon at least thirty (30) days prior written notice to the Fund.

         27. Miscellaneous. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties hereto may embody in one or more separate documents their agreement, if any, with respect to delegated and/or Oral Instructions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement shall be deemed to be a contract made in Pennsylvania and governed by Pennsylvania law. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding and shall inure to the benefit of the parties hereto and their respective successors.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first above written.

[SEAL]                                             ASSET MANAGEMENT FUND FOR
                                                    FINANCIAL INSTITUTIONS, INC.


Attest:/s/                                         By:/s/
       ----------------------                         -------------------------
                                                      TITLE

[SEAL]                                             PROVIDENT NATIONAL BANK


Attest:/s/                                         By:/s/
       ----------------------                         -------------------------
                                                      TITLE


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